Exhibit 99.3

Press Contact:

IR@eventbrite.com

Eventbrite Announces Financing with Francisco Partners

Flexible financing will strengthen the company’s liquidity position and reinforce its long-term growth strategy

SAN FRANCISCO — May 11, 2020 — Eventbrite, Inc. (NYSE: EB), a global self-service ticketing and experience technology platform, today announced the company has secured financing with Francisco Partners of up to $225 million. The investment will help fund the execution of the company’s long-term growth strategy, strengthen its liquidity position and provide greater flexibility to manage through a range of recovery scenarios and the return to live events.

Eventbrite was founded with the vision of enabling event creators to be successful. This vision comes to life through an intuitive and reliable platform. Creators are empowered with the tools and insights to create and manage events, reach new audiences and sell more tickets for both online and in-person experiences. Eventbrite is a powerful and dynamic platform for bringing people together and serves a community of nearly one million creators who transacted more than 309 million tickets to approximately 4.7 million events last year alone.

“The world has changed amidst the COVID-19 global pandemic, and the live experience industry must adapt in response to the new normal,” said Julia Hartz, Eventbrite CEO and co-founder. “This moment in time is marked by the resilience and ingenuity of the event creators and ticket buyers we serve. Our sole focus is supporting our professional customers, many of whom are small businesses. The flexible financing from Francisco Partners will help us fund our growth strategy and emerge from this crisis as a market leader. Together, we will move through this turbulent time to bring people together for live experiences once again.”

The financing from Francisco Partners will give Eventbrite flexibility to manage through the effects of COVID-19 by tailoring its capital needs to the changing environment, while also reinvesting in its leading self-service platform.

“The founders and team at Eventbrite have built one of the most technologically advanced digital ticketing and experiences platforms in the world,” commented Peter Christodoulo, Partner at Francisco Partners. “We are thrilled to partner with them as they reaccelerate their growth strategy and further their commitment to event creators as a leading provider in the sector.”

Eventbrite was advised by Morgan Stanley & Co. LLC and Allen & Company LLC as its financial advisors, and Latham & Watkins LLP as its legal advisor. Francisco Partners was advised by Jefferies LLC as its financial advisor and Akin Gump Strauss Hauer & Feld LLP and Kirkland & Ellis LLP as its legal advisors.

About Eventbrite

Eventbrite is a global self-service ticketing and experience technology platform that serves a community of nearly one million event creators in over 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 300 million tickets distributed to more than 4 million experiences in 2019, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at www.eventbrite.com.

About Francisco Partners

Francisco Partners is a leading global private equity firm that specializes in investments in technology and technology-enabled businesses. Since its launch 20 years ago, Francisco Partners has raised approximately $24 billion in committed capital and invested in more than 275 technology companies, making it one of the most active and longstanding investors in the technology industry. The firm invests in opportunities where its deep sectoral knowledge and operational expertise can help companies realize their full potential. For more information on Francisco Partners, please visit: www.franciscopartners.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including but not limited to statements regarding the company’s liquidation position and plans to execute its long-term growth strategy and investment plans. These forward-looking statements reflect the company’s views regarding current expectations and projections about future events and conditions and are based on currently available information. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including risks related to the COVID-19 pandemic and resulting worldwide cancellation of live events, which had been the cornerstone of the company’s business, and related uncertainty regarding the duration of the shutdown of live events and the possibility that future shutdowns will occur, whether as a result of the COVID-19 pandemic, other public health concerns or epidemics or other factors adversely affecting the live event market, the company’s ability to achieve the expected operating expense savings from its global workforce reduction, and the Risk Factors identified in the company’s most recently filed annual report on Form 10-K; therefore, the company’s actual results could differ materially from those expressed, implied or forecast in any such forward-looking statements. Expressions of future goals and expectations and similar expressions, including “may,” “will,” “should,” “could,” “aims,” “seeks,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” and “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. Unless required by law, the company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents the company files or furnishes from time to time with the Securities and Exchange Commission, particularly its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.